Exhibit 99.1

Questions and Answers

Q: What was announced regarding the Company and Sanofi?

A: Principia Biopharma Inc. (the “Company” or “Principia”) and Sanofi (“Sanofi”) have entered into a definitive merger agreement pursuant to which Sanofi has agreed to acquire the Company at a price of $100.00 per share in a cash transaction.

Under the terms of the merger agreement, Sanofi will commence a tender offer (the “Tender Offer”) to acquire all outstanding shares of the Company’s common stock.

Q: What is a Tender Offer?

A: A description of the Tender Offer can be found below, under “About the Tender Offer”.

Q: Why did the Board approve the agreement to be acquired by Sanofi?

A: Principia was built around the patients that we serve. This combination of Principia’s BTK franchise and the global reach and resources of Sanofi will enable our medicines to be developed faster and more broadly. What we have accomplished in a short period of time is really remarkable and clearly our success has been recognized by world leading companies like Sanofi. Sanofi is a global leader in the treatment of autoimmune disorders, with a long and successful track record and the financial resources to further develop our pipeline and use our platform to develop new drug candidates.

Q: What does this agreement mean for Principia?

A: Principia will become a subsidiary of Sanofi once the transaction closes, which we anticipate to occur in the fourth quarter of 2020. Between the signing and closing of the transaction, Sanofi and Principia remain separate, independent companies, and so there will not be any changes to the Principia organizational structure prior to closing of the proposed transaction that would affect your role and responsibilities.

Q: Was there a strategic imperative to this acquisition?

A: Our focus remains on changing the way immune mediated diseases are treated, and our long-term vision continues in the collective effort to modify the course of these diseases and improve patients’ lives. We have done an incredible job in creating and building a highly productive and diverse company with an attractive portfolio, which is enviable in our industry. We can all be extremely proud of the company we have built and the therapies we have developed. Sanofi is a global leader in the treatment of autoimmune disorders, with a long and successful track record and the financial resources to further develop our pipeline faster and more broadly and to use our platform to develop new drugs.

Q: When is the transaction expected to close? Is there anything that can stop it?

A: The transaction is expected to close in the fourth quarter of 2020, subject to regulatory approvals and other customary closing conditions. As with any public company acquisition, the proposed transaction can only happen if Principia stockholders tender enough shares in the Tender Offer and other conditions pursuant to the merger agreement are satisfied or waived.

Q: Will my role and responsibilities change?

A: For the time being, your role and responsibilities will not change. While we understand this is a distraction, it is important that we continue to execute on our programs and focus on our current responsibilities.

Q: Will there be a job for me in the new company or will my position be eliminated?

A: Principia and Sanofi will continue to operate as separate, independent entities prior to the closing of the proposed transaction, and until that time it is business as usual for both companies. You will maintain your current reporting structure and, except as indicated below, your compensation and job responsibilities will remain unchanged prior to the closing of the proposed transaction.

As with any combination involving two companies, there is the possibility of overlaps in existing job functions that may result in some changes in duties and workforce reductions. We will communicate new information when it becomes available, and we will provide answers to questions as soon as possible once decisions are made.

Q: What if my employment is terminated in connection with the closing of the transaction?

A: Our board of directors adopted a severance benefit protection plan to ensure that any employee who is employed with us when the transaction closes and who is involuntarily terminated without cause during the one year period following closing of the transaction, will receive at least three months of severance benefits. Severance benefit levels will vary depending on the employee’s position and duration of employment with us prior to termination.

Q: How will the transaction impact my 2020 performance bonus determination?

A: All employees have been allocated a 2020 performance bonus amount equal to 100% of their target bonus amount (prorated for employees who joined us in 2020). Your 2020 performance bonus will be paid to you after closing of the transaction (during first quarter of 2021 as regularly scheduled) subject to your continued employment through the payment date, except as specifically provided below. For example, if you were employed by the Company prior to the beginning of 2020 and are involuntarily terminated without cause in January, your bonus payment would be equal to 100% of your target bonus amount.

Q: What if my employment is terminated before 2020 bonuses are paid?

A: If your employment is involuntarily terminated without cause after closing of the transaction and before your 2020 performance bonus is paid, you will receive a pro-rata 2020 bonus based on the duration of your employment with us during 2020. The 2020 bonus payment will be paid at the same time and in addition to any severance benefits you may be entitled to receive.

Q: Will my pay change (base compensation, bonus etc.) or my benefits be impacted?

A: Until closing of the transaction, we do not anticipate making changes to your compensation and benefits package. After the transaction is closed, you will receive more information about your compensation and benefits.

Q: Will I receive my paycheck on the same schedule?

A: Yes. At this time, paychecks will continue to be issued according to the same schedule and process. If there are future changes in payroll, you will be notified in advance of any changes.

Q: What happens to my Principia 401(k) Plan Account?

A: Our 401(k) plan will terminate just before the transaction closes. You will receive information about your rollover and distribution elections after the closing of the transaction.

Q: What will the new organizational structure look like?

A: At this point, we do not know any details of what may happen. We will continue to share information with you to the extent we can as it becomes available.

Q: Am I a Sanofi employee now?

A: No, you will remain a Principia employee until the transaction has closed.

Q: When do we find out who stays and who goes?

A: We understand this is a difficult situation and the uncertainty that comes along with it. We also don’t yet know what will happen. We believe you joined the company to fulfill an important role and should continue to do so. As with any combination involving two companies, there is the possibility of overlaps in existing job functions that may result in some changes in duties and workforce reductions. We will communicate new information when it becomes available, and we will provide answers to questions as soon as possible once decisions are made. However, we can assure you that the Board and executive committee will continue to advocate for the optimal outcome for our employees.

Q: Will they keep our SSF office open, or will they require me to commute farther or relocate?

A: We also do not know what will happen at this point. We will communicate new information as soon as practicable after we can do so.

Q: What happens to my benefits?

A: Principia will continue to maintain its own employee benefit plans until at least the time of the deal closing. Any further information will be forthcoming as part of the transition plan.

Q. What does this mean for my ESPP Shares?

A: Other than the offering period currently outstanding under the ESPP, no new ESPP offering will be authorized or commenced. There will be purchases under the ESPP shortly before the closing of the transaction if it occurs before the ESPP’s next regularly scheduled purchase date in mid-November 2020. The 2018 Employee Stock Purchase Plan and offering periods thereunder will terminate upon the closing of the transaction. Any ESPP shares to be purchased under the existing ESPP in the mid-November purchase date (assuming the transaction has not closed before such time) will also be subject to purchase by Sanofi for $100 per share pursuant to the Tender Offer.

Q: What happens if I voluntarily resign before the transaction closes?

A: If you voluntarily terminate your employment at any time prior to the closing of the transaction, you will not be entitled to any severance benefits or to any benefits with respect to unvested awards and your unvested equity awards will terminate upon your termination. Your vested options will remain exercisable for such period of time as may be set forth in your option documentation (typically three months), and will remain eligible to be paid out in connection with the transaction if they have not terminated prior to the closing of the transaction.

Q: What happens to my vested and unvested stock options?

A: At the closing of the transaction, each of your stock options that is outstanding, whether vested or unvested, will by virtue of the transaction and without any action on your part, be accelerated and become fully vested. To the extent your stock option award is unexercised as of immediately prior to the closing of the transaction, it will be cancelled and converted into the right to receive a cash payment through the company’s payroll equal to the excess of $100 over the per share exercise price of such option times the number of shares subject to such option award, less any applicable taxes or other withholdings required by law. After cancellation, your options will cease to exist.

Q: What happens if I exercise my stock options before the close of the transaction?

A: You may exercise your vested stock options in accordance with our normal procedures for exercising vested options. Note that our trading window is currently closed and, given current circumstances, we will not open the trading window.

Q: What happens to the company shares I own?

A: The Tender Offer has not yet commenced. Once the Tender Offer commences, you will have an opportunity to tender your shares in exchange for $100.00 per share, without interest. Please see below under “About the Tender Offer” for important information with respect to the Tender Offer.

Q: What happens to restricted shares previously issued upon the “early exercise” of a stock option that are subject to a right of repurchase by the Company.

A: Any repurchase rights of the Company with respect to restricted shares then outstanding as of immediately prior to the acceptance of the Tender Offer shall terminated. A holder of restricted shares may tender such shares as part of the Tender Offer.

Q: Is there anything I need to do now in preparation for the close of the transaction related to any shares I own? Do I need to register them anywhere?

A: Details concerning the transaction, including who is entitled to receive transaction consideration and how to obtain transaction consideration, will be provided in the Tender Offer documents to be filed by Sanofi and the Company in their respective public filings regarding the transaction, which will be filed later this month.

Q: What should I do if I am contacted by the media, the financial community or other third parties about the transaction?

A: Should you be contacted, please refer all inquiries to Paul Laland, our VP, Corporate Communications or Sara Klein, SVP Legal.

Q: Can I reach out to people I know at Sanofi to discuss our ongoing work? What if someone I know reaches out to me?

A: Principia employees should not be interacting with Sanofi employees, and should not be sharing Principia confidential information with Sanofi, during the period before closing unless you have been given explicit permission, as part of the integration planning team, or you have been interacting with Sanofi as part of our ongoing collaboration relating to PRN2246, which should continue as they have in the past. Remember, Principia must remain independent, with business as usual, pending closing.

Q: Am I allowed to talk with my friends and family, send e-mails, or post anything on social media regarding the transaction?

A: Please review our social media policy and adhere to its guidelines at all times, including with respect to the transaction.

Q: If I have additional questions, who can I ask?

A: We encourage you to speak with any member of the senior management team. For any benefits related questions, please ask Betsy Santos, our Senior Vice President, People, or Sara Klein, our Senior Vice President, Legal. We realize that you may have many questions over the coming weeks. We will communicate new information when it becomes available and will provide answers to questions as soon as possible after decisions are made.

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Principia’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Principia, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, risks relating to the ability to complete and the timing of completion of the transactions contemplated by the merger agreement including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the merger agreement, the risk that stockholder litigation in connection with the proposed transaction may result in significant costs and the possibility of any termination of the merger agreement; the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the FDA, and risks associated with Principia’s intellectual property. The forward-looking statements contained in this communication are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the merger; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer or the merger; the effects of disruption from the transactions of Principia’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees or vendors. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Principia’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on the companies’ consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in in Principia’s public filings with the SEC from time to time, including Principia’s most recent Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Principia’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Principia does not undertake any obligation to update or revise any forward-looking information or statements.

About the Tender Offer

The tender offer for the outstanding shares of Principia common stock referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that will be filed with the SEC upon the commencement of the tender offer. At the time the tender offer is commenced, Sanofi and Purchaser will file a Tender Offer Statement on Schedule TO with the SEC, and Principia will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. PRINCIPIA STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF PRINCIPIA SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of Principia at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available free of charge at the SEC’s web site, http://www.sec.gov, or under the “Investors & Media” section of Principia’s website, www.principiabio.com. Free copies of these materials and certain other offering documents will be sent to Principia’s stockholders by the information agent for the tender offer.

Additional Information

In addition to the Solicitation/Recommendation Statement that Principia will file, Principia files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Principia at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Principia’s filings with the SEC are also available to the public from commercial document-retrieval services and the SEC’s website at http://www.sec.gov.